Exhibit 23(ii)

CONSENT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Massachusetts Mutual Life Insurance Company:

         We hereby consent to the use in this Registration Statement on Form S-2 of our report dated February 25, 1999, which includes explanatory paragraphs relating to the use of statutory accounting practices, which practices differ from generally accepted accounting principles, relating to the statutory financial statements of Massachusetts Mutual Life Insurance Company, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

PricewaterhouseCoopers LLP
Hartford, Connecticut
March 30, 2000